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                                                                 EXHIBIT 23.1
                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated February 14, 1997 in the Registration Statement (Form S-2) and related Prospectus of Schawk, Inc. for the registration of 3,000,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated February 14, 1997 with respect to the consolidated financial statements and financial statement schedule of Schawk, Inc. for the years ended December 31, 1996, 1995 and 1994 included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


Chicago, Illinois
January 5, 1998




                                        Ernst & Young LLP